Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the current report on Form 8-K of Granite Ridge Resources Inc. (the "Current Report") of (1) our report prepared for Grey Rock Energy Management, LLC dated May 6, 2022, with respect to estimates of reserves and future net revenue to the Grey Rock Energy Fund, LP interest, as of December 31, 2021, in certain oil and gas properties located in North Dakota and Texas; (2) our report prepared for Grey Rock Energy Management, LLC dated May 9, 2022, with respect to estimates of reserves and future net revenue to the interest of Grey Rock Energy Fund II, LP; Grey Rock Energy Fund II-B, LP; and Grey Rock Energy Fund II-B Holdings, LP, as of December 31, 2021, in certain oil and gas properties located in Louisiana, Montana, North Dakota, Texas, and Wyoming; and (3) our report prepared for Grey Rock Energy Management, LLC dated May 10, 2022, with respect to estimates of reserves and future net revenue to the interest of Grey Rock Energy Fund III-A, LP; Grey Rock Energy Fund III-B, LP; and Grey Rock Energy Fund III-B Holdings, LP, as of December 31, 2021, in certain oil and gas properties located in Colorado, New Mexico, North Dakota, and Texas. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Current Report, and thus incorporated by reference into the Registration Statement on Form S-4 (File No. 333-264986) (including any amendments or supplements thereto, related appendices, and financial statements) of Granite Ridge Resources Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

October 28, 2022